Exhibit (l)

Northern Trust Corporation

50 South LaSalle Street

Chicago, IL 60603

August 23, 2011

FlexShares Trust

50 South LaSalle Street

Chicago, IL 60603

Ladies and Gentlemen:

This letter serves as an offer to purchase two thousand (2000) shares (the “Seed Capital Shares”) of the FlexShares i-Boxx 3-Year Target Duration TIPS Index Fund, a series of FlexShares Trust (the “Trust”), for the sum of one hundred thousand dollars ($100,000.00). This letter will confirm that Northern Trust Corporation (“we”) is purchasing the Seed Capital Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended. We are purchasing for our own account for investment purposes only and have no present intention of redeeming or reselling the Seed Capital Shares.

Sincerely,

NORTHERN TRUST CORPORATION

/s/ Stephen N. Potter
Stephen N. Potter
Executive Vice President

Accepted and Agreed:

FlexShares Trust

By:	/s/ Peter K. Ewing
Peter K. Ewing
Vice President